EXHIBIT 99.1

                        Press Release Dated June 21, 2004

Digital Recorders, Inc. Announces Security-Related Equipment Order for
                               Olympics

    DALLAS--(BUSINESS WIRE)--June 21, 2004--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today its Digital Audio Corporation (DAC) business unit has received an order for security-related equipment that will be used during the Games of the XXVIII Olympiad in Athens, Greece.
    "DAC is a well-established, respected supplier of investigative audio forensics and covert surveillance equipment for U.S. federal, state and local law enforcement agencies, as well as their counterparts in a number of countries. Out of respect for the customer and this order's security-related purpose, we are limiting our comments pertaining to specific order details. However, although this particular order is small, it does illustrate recognition of the utility of DAC's covert technologies in combating terrorism," David L. Turney, DRI's Chairman, Chief Executive Officer and President, said.

    Company Products Address Security Issues in Two Business Segments

    Mr. Turney also commented on the potential synergy from having been in its two business segments simultaneously for a number of years. "For many years DRI has been devoted to two business segments -- the Transportation Communications Segment and the Law Enforcement and Surveillance Segment. While the Transportation Communications Segment has traditionally been primarily focused on passenger information systems, the vehicle locating and visual identification enhancement capabilities within that segment potentially also serve as security-risk mitigation in surface transit systems. The Law Enforcement and Surveillance Segment, while a small percentage of our annual revenue, has for many years served the needs of law enforcement agencies in the detection and apprehension of criminals. Therefore, given our cross-market knowledge base, we believe DRI is well positioned to address the growing concerns about security."

    About the Company's Law Enforcement and Surveillance Segment

    Founded in 1979 and acquired by DRI in 1995, the DAC business unit is a leading provider of forensic audio solutions for law enforcement, intelligence, military, and security organizations in a number of countries across the globe. DAC, which is based in Research Triangle Park, N.C., designs, develops, manufactures and sells audio technologies to support audio collection, enhancement, and countermeasures applications. For more information about DAC products, go to www.dacaudio.com.

    About the Company's Transportation Communications Segment

    The Digital Recorders business unit, based in Research Triangle Park, is a market leader in global positioning satellite-based vehicle locating technology utilized for on- and off-board presentation of passenger information, including: vehicle next stop, automatic vehicle locating, and fleet management applications. This vehicle locating and monitoring capability is part of the security risk mitigation aspect of the DRI surface transit product line. The TwinVision na, Inc. and Mobitec AB business units, based in Research Triangle Park, and Herrljunga, Sweden, respectively, produce destination sign systems that present vehicle destination information and additionally can potentially provide assistance in recognition of security threats in process. These products are sold worldwide through operations or offices located in the U.S., Sweden, Germany, Australia, Brazil, and France. For more information about the Company's Transportation Communications Segment business units, go to www.digrec.com.

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement or security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. It is important to note the Company's actual results could differ materially from those contemplated in the Company's forward-looking statements as a result of various factors. Among other factors, the Company's results will be affected, perhaps materially, by general economic conditions, the availability of national government assistance and funding to local transportation authorities, the adoption and implementation of regulations concerning public transportation services, product demand and market acceptance risks, the effect of import, licensing and trade restrictions, the results of implementing the Company's business plan, the impact on the Company of its relationship with its lenders, the plans and prospects of competitors, the impact of competitive products and pricing, currency fluctuations, infringement by third parties of the Company's trade secrets and other intellectual property, the burdens and costs of defending against potential infringement claims against the Company, and our ability to attract and retain personnel. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements and risks associated with the Company's business.

    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com